Sun Communities, Inc.
Non-Employee Directors Deferred Compensation Plan
1.Establishment of Plan. Sun Communities, Inc. (the “Company”) adopts and establishes an unfunded deferred compensation plan for certain members of the Board of Directors (each a “Director,” and collectively the “Directors”) of the Company, which shall be known as the Sun Communities, Inc. Non-Employee Directors Deferred Compensation Plan (the “Plan”).
2.Purpose of Plan. The purpose of the Plan is to advance the interests of the Company by providing current and future Directors with deferred compensation benefits and, thereby, strengthening the ability of the Company to attract and retain experienced and talented individuals to serve as Directors.
3.Eligibility. Directors entitled to compensation by the Company for service as a Director who are not also employees of the Company or any of its subsidiaries (“Eligible Directors”) are eligible to participate in the Plan, subject to their election to defer eligible compensation.
4.Definitions.
“Account” means a hypothetical bookkeeping account established in the name of each Participant and maintained by the Company to reflect the Participant’s interests under the Plan. Each Participant may have a Directors’ Fees Deferral Account and/or an Equity Award Deferral Account.
“Affiliate” means any corporation, trade, or business, which is treated as a single employer with the Company under Sections 414(b) or 414(c) of the Code and any other entity designated by the Committee as an “Affiliate” for purposes of the Plan.
“Beneficiary” means any person or entity, designated under Section 13.6, entitled to receive benefits payable upon or after a Participant’s death under the Plan.
“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934.
“Board” means the Board of Directors of the Company, as constituted from time to time.
“Change in Control” means the occurrence of any of the following:
(a)Any Person (or more than one Person acting as a group) is or becomes the Beneficial Owner of securities of the Company that constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;
(b)a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or
(c)the stockholders of the Company approve a merger or consolidation of the Company with any other corporation that is not an Affiliate, or the stockholders of  the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; provided, however, that no Change in Control will be deemed to have occurred if such merger, consolidation, sale or disposition of assets, or liquidation is not subsequently consummated.
Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets under Section 409A of the Code
The date of a Change in Control, for purposes of this Plan, is the date on which the Change in Control is consummated.
“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute, and the Treasury Regulations and other authoritative guidance issued thereunder.
“Committee” means the Compensation Committee of the Board.
“Common Stock” means the Company’s common stock, $0.01 par value per share.
“Common Stock Value” means, as of any date (i) if the Common Stock is then listed on the New York Stock Exchange, the closing price of the Common Stock on the New York Stock Exchange as of such date, or if such date is not a trading day, as of the immediately preceding trading day, (ii) if the Common Stock is not then listed on the New York Stock Exchange, the closing price of the Common Stock on such other stock market or quotation system on which the Common Stock is then listed as of such date, or if such date is not a trading day, as of the immediately preceding trading day, and (iii) if the Common Stock is not then listed or quoted on the New York Stock Exchange or another stock market or quotation system, the value of one share of Common Stock, as determined by the Committee in good faith.
“Deferral Election” means an election by an Eligible Director to defer Directors’ Fees, an Equity Award or Dividends. Subject to Section 5.4, a Participant shall make a new Deferral Election with respect to each Plan Year.
“Directors’ Fees” means the annual cash compensation paid to a Director by the Company for services rendered as a member of the Board or any committee of the Board.
“Directors’ Fees Deferral” means a deferral of Directors’ Fees.
“Directors’ Fees Deferral Account” means a separate Account maintained for each Participant to record the Directors’ Fees Deferrals made to the Plan under Section 5 and all earnings and losses allocable thereto.
“Disability” means that a Participant, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (a) is unable to engage in any substantial gainful activity, (b) is determined to be totally disabled by the Social Security Administration, or (c) is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company.
“Distribution Date” means a date specified by a Participant in his or her Election Notice for the payment of all or a portion of such Participant’s Account.
“Dividend Deferral” means a deferral of Dividends relating to an Equity Award Deferral.

“Dividend Deferral Election” means an election to defer Dividends.
“Dividends” means dividends, distributions or other property or income that would have otherwise been received by a Participant with respect to a deferred Equity Award, had it not been deferred under the Plan.
“Effective Date” means November 2, 2021.
“Election Notice” means the notice or notices established from time to time by the Committee for making Deferral Elections under the Plan. The Election Notice includes the amount or percentage of Directors’ Fees to be deferred, the number or percentage of equity securities under an Equity Award to be deferred, the amount or percentage of Dividends relating to an Equity Award Deferral to be deferred, or a combination of any of the above; the Distribution Date(s); and the form of payment (lump sum or installments). Each Election Notice shall become irrevocable as of the last day of the Election Period.
“Election Period” means, with respect to each Plan Year, the period ending on December 31 of the prior Plan Year or such other period established by the Committee during which Deferral Elections for such Plan Year must be made in accordance with the requirements of Section 409A of the Code, as follows:
(a)General Rule. Except as provided in paragraph (b) below, the Election Period shall end no later than the last day of the Plan Year immediately preceding the Plan Year to which the Deferral Election relates.
(b)Newly Eligible Directors. The Election Period for newly Eligible Directors shall end no later than 30 days after the Eligible Director first becomes eligible to participate in the Plan and shall apply only with respect to compensation earned after the date of the Deferral Election.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Equity Award” means a grant of equity securities, options, restricted stock units, or other equity-based awards of the Company or an Affiliate to an Eligible Director in exchange for services rendered, whether under the Company’s First Amended and Restated 2004 Non-Employee Director Option Plan, or any other plan, agreement or arrangement.
“Equity Award Deferral” means a deferral of an Equity Award.
“Equity Award Deferral Account” means a separate Account maintained for each Participant to record the Equity Award Deferrals made to the Plan under Section 5 and all Dividend Deferrals allocable thereto.
“NYSE” means the New York Stock Exchange.
“Participant” means an Eligible Director who elects to participate in the Plan by filing an Election Notice under Section 5.1 and any former Eligible Director who continues to have a benefit under the Plan.
“Payment Event” has the meaning set forth in Section 8.1.
“Person” has the meaning set forth in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934.

“Plan Year” means the twelve consecutive month period which begins on January 1 and ends on the following December 31 of each year.
"Re-Deferral Election" has the meaning set forth in Section 5.5.
“Separation from Service” has the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. Section 1.409A-1(h).
“Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent; (b) a loss of the Participant’s property due to casualty; or (c) such other similar extraordinary and unforeseeable circumstances arising because of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.
5.Election Procedures.
5.1Deferral Election. An Eligible Director may elect to defer all or a portion of his or her Directors’ Fees for the next succeeding Plan Year, all or a portion of any Equity Award for the next succeeding Plan Year and/or all or a portion of the Dividends relating to an Equity Award Deferral, by completing an Election Notice and filing it with the Committee during the Election Period. The Election Notice must specify:
(a)The amount or percentage of Directors’ Fees to be deferred (subject to any minimum or maximum amount or percentage as the Committee may establish with respect to the applicable Plan Year);
(b)The number or percentage of equity securities under an Equity Award to be deferred (subject to any minimum or maximum amount or percentage as the Committee may establish with respect to the applicable Plan Year);
(c)The amount or percentage of Dividends relating to an Equity Award Deferral to be deferred (subject to any minimum or maximum amount or percentage as the Committee may establish with respect to the applicable Plan Year);
(d)The Distribution Date for the Participant’s Account (subject to the provisions of the Plan); and
(e)The form of payment for the Participant’s Account (lump sum or annual installments).
5.2Directors’ Fees Deferrals. A Participant may elect to defer receipt of all or a portion (subject to any minimum or maximum amount or percentage as the Committee may establish with respect to the applicable Plan Year) of the Participant’s Directors’ Fees for any Plan Year by making a Directors’ Fees Deferral Election under this Section 5. Directors’ Fees Deferrals shall be credited to a Participant’s Directors’ Fees Deferral Account as of the date the Directors’ Fees otherwise would have been paid.
5.3Equity Award Deferrals. A Participant may elect to defer receipt of all or a portion (subject to any minimum or maximum amount or percentage as the Committee may establish with respect to the applicable Plan Year) of the Participant’s Equity Award for any Plan Year by making an Equity Award Deferral Election under this Section 5. Equity Award Deferrals shall be credited to a Participant’s Equity Award Deferral Account as of the date the Equity Award otherwise would have been granted.

5.4Dividend Deferrals. A Participant may elect to defer receipt of all or a portion (subject to any minimum or maximum amount or percentage as the Committee may establish with respect to the applicable Plan Year) of the Dividends relating to an Equity Award Deferral by making a Dividend Deferral Election under this Section 5. Dividend Deferral Elections must be made at the time of the related Equity Award Deferral. Dividend Deferrals shall be credited to a Participant’s Equity Award Deferral Account as of the date the Dividends otherwise would have been received.
5.5Re-Deferrals and Changing the Form of Payment. The Participant may make an election to re-defer all or a portion of the amounts in any of his or her Accounts until a later Distribution Date or to change the form of a payment, as otherwise permitted under this Plan (a "Re-Deferral Election"); provided that, the following requirements are met:
(a)The Re-Deferral Election is made at least twelve (12) months before the original Distribution Date;
(b)The Distribution Date for the re-deferred amounts is at least five years later than the original Distribution Date; and
(c)The Re-Deferral Election will not take effect for at least twelve (12) months after the Re-Deferral Election is made.
For purposes of this Section 5.5, all payments, including installment payments, shall be treated as separate payments under Section 409A of the Code.
6.Accounts.
6.1Establishment of Accounts. The Company shall establish and maintain a Directors’ Fees Deferral Account and an Equity Award Deferral Account for each Participant electing to defer Directors’ Fees, Equity Awards (and deferred Dividends, if applicable), or both. The Company may establish more than one Account on behalf of any Participant as deemed necessary by the Committee for administrative purposes.
6.2Value of Accounts. From and after the date that a Directors’ Fees Deferral, an Equity Award Deferral or a Dividend Deferral is credited to a Participant’s Directors’ Fees Deferral Account or Equity Award Deferral Account, such Directors’ Fees Deferral, Equity Award Deferral or Dividend Deferral shall be deemed to be invested in shares of Common Stock and the value of such Directors’ Fees Deferral, Equity Award Deferral or Dividend Deferral shall increase and decrease to the extent that the Common Stock Value increases or decreases, until the date of the applicable Payment Event. Notwithstanding the foregoing, the accounting for such value is merely a measuring device to determine the payments to be made to each Participant hereunder and no actual investments in the Common Stock will be made on behalf of the Participant. If the Company should, from time to time, in its discretion, actually purchase the investments deemed to have been made for a Participant’s Account, either directly or through a trust under Section 13.4, such investments shall be solely for the Company’s or such trust’s own account, and the Participants shall have no right, title or interest therein.
6.3Dividends. If a Dividend Deferral Election is not made with respect to an Equity Award Deferral, an amount equal to the amount of Dividends that would have been paid with respect to such Equity Award Deferral shall be payable to each Participant as if the applicable Equity Award was not subject to an Equity Award Deferral, in accordance with Section 8.1(b) below.

6.4Statements. Each Participant shall be provided with statements setting out the amounts in his or her Account, which shall be delivered at such intervals determined by the Committee.
7.Vesting.
7.1Vesting of Directors’ Fees Deferrals. Participants shall be fully vested at all times in their Directors’ Fees Deferrals and any earnings thereon.
7.2Vesting of Equity Award Deferrals. Participants shall vest in their Equity Award Deferrals on the same date(s) as the applicable Equity Award vests in accordance with the plan, agreement or arrangement under which it is granted.
7.3Vesting of Dividend Deferrals. Participants shall vest in their Dividend Deferrals on the date the Dividends would have otherwise been received if there were no Equity Award Deferral and no Dividend Deferral.
8.Payment of Participant Accounts.
8.1In General. All or a portion, as applicable, of a Participant’s vested Account shall become payable to the Participant (or commence, in the case of installments) on the earliest to occur of the following events (each a “Payment Event”):
(a)The Distribution Date specified in the Participant’s Deferral Election; provided that, the Participant must select from among the available Distribution Date(s), if any, designated by the Committee and set forth in the Election Notice;
(b)With respect to payments under Section 6.3, the date the Dividends would have been paid with respect to the related Equity Award Deferral if the applicable Equity Award was not subject to an Equity Award Deferral;
(c)The Participant’s Separation from Service;
(d)The Participant’s death;
(e)The Participant’s Disability; and
(f)A Change in Control.
8.2Timing of Valuation. The value of a Participant’s Account on the date of a Payment Event shall be by reference to the Common Stock Value as of such date.
8.3Forfeiture of Unvested Account Balances. Unless otherwise determined by the Committee, a Participant’s unvested Account balance shall be forfeited upon a Payment Event.
8.4Timing of Payments. Except as otherwise provided in this Section 8, payments shall be made or commence within 30 days following a Payment Event.
8.5Form of Payment. Each Participant shall specify in his or her Election Notice the form of payment (lump sum or installments) for amounts payable in cash in their Directors’ Fees Deferral Account and their Equity Award Deferral Account that are covered by the election; provided that, if the Participant elects to have amounts paid in installments, the Participant must select from among the permissible installment schedules, if any, selected by the Committee and set forth in the Election Notice. Absent a valid election regarding form of payment, amounts will be paid in a single lump sum.
8.6Medium of Payment.
(a)Any payment from a Participant’s Directors’ Fees Deferral Account shall be made in cash.
(b)Any payment with respect to a Dividend Deferral from a Participant’s Equity Award Deferral Account shall be made in cash.
(c)Any payment with respect to a vested Equity Award Deferral (but not a related Dividend Deferral) from a Participant’s Equity Award Deferral Account shall be made by delivery of the number of equity securities deferred, as adjusted for any capitalization adjustment (because of any merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction); provided, however, that any fractional equity securities payable under this Section 8.6 shall be paid in cash. All equity securities issued to a Participant in satisfaction of this Section 8.6(c), shall be issued pursuant to, as applicable, the Company’s First Amended and Restated 2004 Non-Employee Director Option Plan, or such other plan, agreement or arrangement under which such equity securities were granted.
9.Payments Due to Unforeseeable Emergency.
9.1Request for Payment. If a Participant suffers an Unforeseeable Emergency, he or she may submit a written request to the Committee for payment of his or her vested Account.
9.2No Payment If Other Relief Available. The Committee will evaluate the Participant’s request for payment due to an Unforeseeable Emergency taking into account the Participant’s circumstances and the requirements of Section 409A of the Code. In no event will payments be made under this Section 9 to the extent that the Participant’s hardship can be relieved: (a) through reimbursement or compensation by insurance or otherwise; or (b) by liquidation of the Participant’s assets, to the extent that liquidation of the Participant’s assets would not itself cause severe financial hardship; or (c) by the cessation of deferrals under the Plan.
9.3Limitation on Payment Amount. Any payment made because of an Unforeseeable Emergency shall not exceed the amount reasonably necessary to satisfy the Participant’s financial need, including amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the payment, as determined by the Committee.
9.4Timing of Payment. Payments shall be made from a Participant’s Account as soon as practicable and in any event within 30 days following the Committee’s determination that an Unforeseeable Emergency has occurred and authorization of payment from the Participant’s Account.
9.5Cessation of Deferrals. If a Participant receives payment because of an Unforeseeable Emergency, the Participant may make no more Elective Deferrals for the remainder of the Plan Year.

10.Payments to Beneficiaries. Notwithstanding any other provision of the Plan, the Committee may accelerate the payment of all or a portion of a Participant’s vested Account in connection with the death, Disability or Unforeseeable Emergency of a Beneficiary who has become entitled to payment of a Participant’s Account under the Plan under Section 13.6 hereof. Payments made under this Section 10 shall be subject to the same terms and conditions as payments made to Participants under Section 8 hereof.
11.Plan Administration.
11.1Administration by Committee. The Plan shall be administered by the Committee which shall have the authority to:
(a)take all actions and to make all determinations required or provided under the Plan;
(b)construe and interpret the Plan and apply its provisions;
(c)promulgate, amend and rescind rules and regulations relating to the administration of the Plan;
(d)authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
(e)determine minimum or maximum amounts or percentages that Participants may elect to defer under the Plan;
(f)evaluate whether a Participant who has requested payment from his or her Account because of an Unforeseeable Emergency has experienced an Unforeseeable Emergency and the amount of any payment necessary to satisfy the Participant’s emergency need;
(g)calculate deemed investment earnings and losses;
(h)interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument, Election Notice or agreement relating to the Plan; and
(i)exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.
11.2Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants. Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations regarding the terms or conditions of any Directors’ Fees Deferral, Equity Award Deferral or Dividend Deferral.
11.3Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company, Participants, and Beneficiaries, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.
11.4Indemnification. No member of the Committee or any designee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan except for any liability arising from his or her own willful malfeasance, gross negligence, or reckless disregard of his or her duties.

12.Amendment and Termination.
12.1The Board may, at any time, and in its discretion, alter, amend, modify, suspend or terminate the Plan or any portion thereof; provided, however, that no such amendment, modification, suspension or termination shall, without the consent of a Participant, adversely affect such Participant’s rights with respect to amounts credited to or accrued in his or her Account and provided, further, that, no payment of benefits shall occur upon termination of the Plan unless the requirements of Section 409A of the Code have been met.
13.Miscellaneous.
13.1No Service Rights. Nothing in the Plan or any instrument executed pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate the Participant’s service at any time with or without notice and with or without cause.
13.2Governing Law. The Plan shall be administered, construed and governed in all respects under and by the laws of Michigan, without reference to the principles of conflicts of law (except and to the extent preempted by applicable Federal law).
13.3Section 409A of the Code. The Company intends that the Plan comply with the requirements of Section 409A of the Code and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Section 409A of the Code and shall have no liability to any Participant for any failure to comply with Section 409A of the Code.
This Plan shall constitute an “account balance plan” as defined in Treas. Reg. Section 31.3121(v)(2)-1(c)(1)(ii)(A). For purposes of Section 409A of the Code, all amounts deferred under this Plan shall be aggregated with amounts deferred under other account balance plans.
13.4General Assets/Trust. All amounts provided under the Plan shall be paid from the general assets of the Company and no separate fund shall be established to secure payment. Notwithstanding the foregoing, the Company may, but need not, establish a rabbi trust to assist it in funding any Plan obligations.
13.5No Warranties. Neither the Company nor the Committee warrants or represents that the value of any Participant’s Account will increase. Each Participant assumes the risk in connection with the deemed investment of his or her Account.
13.6Beneficiary Designation. Each Participant under the Plan may from time to time name any Beneficiary or Beneficiaries to receive the Participant’s interest in the Plan if the Participant’s death occurs. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a Participant fails to designate a Beneficiary, then the Participant’s designated Beneficiary shall be deemed to be the Participant’s estate.
13.7No Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable hereunder before the date that such amounts are paid (except for designating Beneficiaries under Section 13.6).
13.8No New Shares. The Plan does not authorize any new shares of Common Stock, or any other form of equity security that may qualify for an Equity Award Deferral, for issuance to the Participants. Any equity securities issued to the Participants under the Plan shall be authorized, granted and reserved for issuance pursuant to the Company’s First Amended and Restated 2004 Non-Employee Director Option Plan, or another plan, agreement or arrangement
13.9Expenses. The costs of administering the Plan shall be paid by the Company.
13.10Severability. If any provision of the Plan is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected.
13.11Headings and Subheadings. Headings and subheadings in the Plan are for convenience only and are not to be considered in constructing the provisions hereof.

[Signatures on next page]

In witness whereof, Sun Communities, Inc. has adopted this Plan as of the Effective Date written above.

SUN COMMUNITIES, INC., a Maryland corporation
By: /s/ Karen J. Dearing Karen J. Dearing, Executive Vice President, Chief Financial Officer, Treasurer and Secretary